EXHIBIT 99.1

VICON REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED JUNE 30, 2018

HAUPPAUGE, N.Y. - August 20, 2018 - Vicon Industries, Inc. (OTCQB: VCON), a global producer of video security solutions, today announced its financial results for its third quarter ended June 30, 2018.

Vicon’s Chief Executive Officer, Saagar Govil, said, "Current quarter results were disappointing despite a nice margin improvement and ongoing expense reductions. It is clear that the Company will require more time to rebuild its market share after many years of legacy product market deterioration. The Company believes its new product offerings will increasingly penetrate the market as it continues to deliver on its Valerus video management system platform enhancement roadmap. We also recently released our second 2018 Valerus system enhancement, which includes add-on enterprise system features as well as industry leading, powerful video analytics capabilities.”

Vicon’s Chief Operating Officer, John Badke, added, “The Company recently announced that it entered into a research and development services agreement with its principal shareholder, Cemtrex, Inc., to provide the Company with outsourced software development services. The Company is transitioning its principal Israeli based software development activities to Cemtrex’s India based services group, which has now assumed software coding and test responsibilities for the Company. The outsourcing of these activities is expected to materially reduce the Company’s software development costs and provide development efficiencies, which should help expedite its software roadmap. The Company is also evaluating other restructuring measures to reduce its operating cost profile. However, despite these initiatives, the Company will likely require additional financing over the next twelve months to implement its planned business objectives and strategies."

Third Quarter Fiscal 2018 Financial Results

Revenues for the third quarter of fiscal 2018 decreased 16% to $6.2 million as compared to $7.4 million in the third quarter of fiscal 2017. The $1.2 million decrease in the current quarter included a $735,000, or 12%, decrease in sales in the Americas market and a $478,000, or 35%, decrease in EMEA market sales. Order intake for the current quarter decreased $966,000 to $5.9 million as compared to $6.9 million in the third quarter of fiscal 2017. The Company continues to invest in the promotion of its new Valerus video management system platform and recently launched camera line offering, which is expected to ultimately improve the Company's market competitiveness.

Gross profit margins were 42.1% for the third quarter of fiscal 2018 as compared to 38.5% for the third quarter of fiscal 2017. The margin improvement principally resulted from the introduction of a new and more cost effective camera line. The Company expects to generate increasing profit margins as it continues to enhance its software solution capabilities.

Total operating expenses decreased slightly to $4.1 million in the current quarter, compared to $4.1 million for the third quarter of 2017. Subsequent to quarter end, the Company initiated software development changes, which are expected to materially reduce its future expense and improve throughput efficiencies.

Net loss for the third quarter of fiscal 2018 was $1.7 million, or $.09 per basic and diluted share, as compared to a net loss of $1.4 million, or $.15 per basic and diluted share, in the third quarter of fiscal 2017.

About Vicon

Vicon Industries, Inc. (OTCQB: VCON) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel and the United Kingdom. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our new product offerings and our proposed fundraising activities. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: our history of losses and negative cash flows; our need for additional financing; market acceptance of our products; our ability to manufacture and develop effective products and solutions; indebtedness to our secured lender; current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; and other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 5, 2018. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com

-Financial Tables on Following Pages-

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$6,169,000	$7,382,000	$21,238,000	$19,991,000
Gross profit	2,601,000	2,844,000	8,559,000	7,662,000

Operating expenses:
Selling, general and administrative expense	2,891,000	2,887,000	9,001,000	8,369,000
Engineering and development expense	1,189,000	1,235,000	3,510,000	3,664,000
Total operating expenses	4,080,000	4,122,000	12,511,000	12,033,000

Operating loss	(1,479,000)	(1,278,000)	(3,952,000)	(4,371,000)

Loss before income taxes	(1,657,000)	(1,397,000)	(4,426,000)	(4,603,000)
Income tax expense	—	—	—	—
Net loss	$(1,657,000)	$(1,397,000)	$(4,426,000)	$(4,603,000)

Loss per share:
Basic	$(.09)	$(.15)	$(.27)	$(.49)
Diluted	$(.09)	$(.15)	$(.27)	$(.49)

Shares used in computing loss per share:
Basic	17,553,000	9,348,000	16,413,000	9,348,000
Diluted	17,553,000	9,348,000	16,413,000	9,348,000